Exhibit 99.1

VICTORIAN GOVERNMENT GRANTS CONSENT TO RAILAMERICA’S SALE OF
FREIGHT AUSTRALIA TO PACIFIC NATIONAL

     Boca Raton, FL – August 16, 2004 – RailAmerica, Inc. (NYSE:RRA) today announced that the State of Victoria will grant consent to the acquisition of Freight Australia by Pacific National. The State’s agreement to consent is an essential element to RailAmerica’s transfer to Pacific National of its 45-year lease of the Victorian Freight Network.

     The Australian Competition and Consumer Commission approved the transaction on July 2, 2004. Completion of the transaction is expected to take place in the third quarter of 2004.

     Charles Swinburn, Chief Executive Officer of RailAmerica, said, “We are pleased that the State of Victoria has agreed to approve the transfer to Pacific National of the Primary Infrastructure Lease between the State of Victoria and Freight Australia. We will now concentrate on satisfying certain administrative conditions precedent to completion of the sale, none of which we believe to be material. Once the transaction closes, we will proceed with our plans to focus on strengthening and growing our North American business.”

     Michael J. Howe, Executive Vice President and Chief Financial Officer, said, “We expect the proceeds to be used primarily to reduce debt. In addition to the Senior Debt of approximately $60 million required to be paid under the Senior Credit Facility we are reviewing other debt reduction opportunities.”

     RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 48 railroads operating approximately 12,300 miles in the United States, Canada, and Australia. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell Freight Australia and nonoperating/nonstrategic properties and assets when scheduled or at all, failure to successfully refinance debt, failure to accomplish new marketing initiatives, economic conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings and EBITDA of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic conditions, realization of operating synergies, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.